Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

For Immediate Release

April 28, 2015

Cummins Announces First Quarter 2015 Results

•	First quarter revenues of $4.7 billion, EBIT of 11.9 percent of sales

•	Full year revenue expected to grow between 2 and 4 percent and EBIT to be in the range of 13.5 to 14.0 percent of sales

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the first quarter of 2015.

First quarter revenue of $4.7 billion increased 7 percent from the same quarter in 2014. The increase year-over-year was driven by stronger demand in on-highway markets and distributor acquisitions in North America. Currency negatively impacted revenues by 3 percent compared to last year, primarily due to a stronger US dollar.

Revenues in North America increased 17 percent while international sales declined by 6 percent. Within international markets, lower revenues in Europe and Brazil more than offset growth in China.

Earnings before interest and taxes (EBIT) increased to $562 million for the first quarter or 11.9 percent of sales, up from $528 million or 12.0 percent of sales a year ago.

Net income attributable to Cummins grew 14 percent in the first quarter to $387 million ($2.14 per diluted share), compared to $338 million ($1.83 per diluted share) in the first quarter of 2014. The tax rate in the first quarter of 2015, including discrete items, was 26.3 percent.

“Record profitability in our Components Segment, execution of our distributor acquisition strategy, the successful launch of new products in China and improved results in our Power Generation Business all contributed to earnings growth in the first quarter. Strong performance in these areas more than offset the impact of weak demand in a number of international markets.” said Cummins Chairman and CEO Tom Linebarger. “We expect profitability for the remainder of the year to increase from first quarter levels as revenues improve and we capture more benefits from cost reduction activities. During the quarter, we returned $277 million to shareholders in the form of dividends and share repurchase, consistent with our plans to return 50 percent of full year operating cash flow.”

Based on the current forecast, Cummins expects full year 2015 revenues to grow between 2 and 4 percent, and EBIT to be in the range of 13.5 to 14.0 percent of sales.

Other recent highlights:

•	For the eighth consecutive year, Cummins was named one of the world's most ethical companies by The Ethisphere Institute

•	Forbes magazine named Cummins 21st in its Top 25 Employers in America list

•	Cummins was selected by Halliburton as the engine supplier for the first EPA Tier 4 Final-compliant fracking spread in North America

•	The Company repurchased one million shares in the first quarter

First quarter 2015 detail (all comparisons to same period in 2014)

Engine Segment

•	Sales - $2.6 billion, up 1 percent

•	Segment EBIT - $253 million, or 9.7 percent of sales, compared to $269 million or 10.5 percent of sales

•	Increased demand in on-highway markets in North America and power generation offset weaker demand in construction, marine and mining markets

Distribution Segment

•	Sales - $1.5 billion, up 55 percent overall and down 2 percent excluding acquisitions

•	Segment EBIT - $88 million, or 6.0 percent of sales, compared to $76 million or 8.0 percent of sales

•	Higher revenues were primarily driven by acquisitions and stronger demand in Asia Pacific, partially offset by the negative impact of currency movements

•	Segment EBIT included $8m of amortization of intangibles related to prior year acquisitions

Components Segment

•	Sales - $1.3 billion, up 6 percent

•	Segment EBIT - $195 million, or 15.0 percent of sales, compared to $167 million or 13.6 percent of sales

•	Stronger demand in on-highway markets in North America and China

Power Generation Segment

•	Sales - $680 million, up 6 percent

•	Segment EBIT - $49 million, or 7.2 percent of sales, compared to $25 million or 3.9 percent of sales

•	Higher revenues in Asia, Africa and the Middle East more than offset weaker demand in Eastern Europe

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 54,600 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.65 billion on sales of $19.2 billion in 2014. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2015. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2014 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.